As Filed With the Securities and Exchange Commission on May 14, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
_________________

Seneca Foods Corporation
(Exact name of registrant as specified in its charter)

New York                                                  16-0733425
(State of Incorporation)                       (I.R.S. Employer Identification No.)

3736 South Main Street
Marion, New York 14505
(315) 926-8100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_________________

Seneca Foods Corporation Executive Profit Sharing Plan
Seneca Foods Corporation Manager Profit Sharing Plan
(Full title of the plans)
_________________

Kraig H. Kayser
President and Chief Executive Officer
3736 South Main Street
Marion, New York 14505
(315) 926-8100
 (Name, address, including zip code, and telephone number, including area code of agent for service)
_________________

Copies to:
Michael C. Donlon, Esq.
Jaeckle Fleischmann & Mugel, LLP
Twelve Fountain Plaza
Buffalo, New York  14202
(716) 856-0600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  [  ]                                                                           Accelerated filer  [X]
Non-accelerated filer  [  ]                                                                           Smaller reporting company  [  ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A common stock, $0.25 par value per share Class B common stock, $0.25 par value per share	500,000	Various	$15,785,000	$1,126

(1)
The Seneca Foods Corporation Executive Profit Sharing Plan and the Seneca Foods Corporation Manager Profit Sharing Plan each provides for the issuance of Class A Common Stock or Class B Common Stock, or a combination of those classes of common stock.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 on the basis of the average of the high and low prices, as reported by the NASDAQ Global Market, of the shares of Class A Common Stock on May 10, 2010.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register an aggregate of 500,000 shares of Class A common stock, par value $0.25 per share and/or Class B common stock, par value $0.25 per share, of Seneca Foods Corporation which have been reserved for issuance under the Seneca Foods Corporation Executive Profit Sharing Plan and the Seneca Foods Corporation Manager Profit Sharing Plan (each a “Plan” and collectively, the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the Instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of shares of Class A common stock and shares of Class B common stock of Seneca Foods Corporation pursuant to the Plans.  The documents containing the information required by Part I of the Registration Statement and required to be delivered to employees pursuant to Rule 428(b) under the Securities Act of 1933, as amended, will be sent or given to participants in the Plans.

Additionally, participants in the Plans are entitled to the documents incorporated by reference in Item 3 of Part II of this Registration Statement, without charge, upon written or oral request. Such requests should be directed to Seneca Foods Corporation; Attention: Corporate Benefits Manager, 3736 South Main Street, Marion, New York 14505 (telephone:  (315) 926-8100).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

Seneca Foods Corporation (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed by it with the Securities and Exchange Commission:

•	Our annual report on Form 10-K for the year ended March 31, 2009;
•	Our quarterly reports on Form 10-Q for the quarterly periods ended June 27, 2009, September 26, 2009 and December 26, 2009;
•	Our current reports on Form 8-K filed with the SEC on July 9, 2009, July 15, 2009, July 17, 2009, October 2, 2009 and October 30, 2009; and
•
The description of our Class A common stock and Class B common stock included in our Registration Statement on Form S-3 filed with the SEC on May 14, 2010 and all amendments and reports updating that description.

1

In addition, all documents filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, and  prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.Description of Securities.

Not applicable (the Class A and Class B Common Stock are registered under Section 12 of the Exchange Act).

Item 5.Interests of Named Experts and Counsel.

Not applicable.

Item 6.Indemnification of Directors and Officers

Our Charter provides that we are required to indemnify each and every officer or director of the Company, even those whose term has expired, for any and all expenses actually and necessarily incurred by such director or officer in connection with the defense of any action, suit or proceeding in which he is made a party by reason of being or having been a director or officer of the Company.  We are not required to indemnify a director or officer for matters as to which such officer or director is adjudged to be liable for neglect or misconduct in the performance of his duties as director or officer.  Further, the rights of the officers or directors to indemnification are not exclusive of any other rights to which an officer or director of the Company is entitled.

Under our Bylaws, as amended (the “Bylaws”), the Company has the authority to indemnify its directors and officers to the fullest extent permitted by the New York Business Corporation Law (the “BCL”).  The Bylaws, reflecting New York law, extend such protection to any person made or threatened to be made a party to any action or proceeding, including an action by or in the right of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, which any director, officer or employee of the Company served in any capacity at the request of the Company, by reason of the fact that such director or officer, his testator or intestate, is or was a director or officer of the Company or is or was serving such enterprise at the request of the Company.  The Bylaws provide that such indemnification may be authorized pursuant to the terms and conditions of (i) a resolution of shareholders; (ii) a resolution of the Board of Directors; (iii) an agreement providing for such indemnification; or (iv) any judicial or other legal authority which entitles the director, officer or employee to such indemnification.

The BCL provides that, if successful on the merits or otherwise, an officer or director is entitled to indemnification by the Company against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of such action or proceeding, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or at least not opposed to, the best interests of the Company.  The termination of any action or proceeding by judgment, settlement, conviction or plea of nolo contendere, or its equivalent, does not itself create the presumption that such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the Company or that he had reasonable cause to believe that his conduct was unlawful.

If a corporation fails to provide indemnification to its directors or officers, the BCL provides that despite any contrary resolution of the board of directors or shareholders, indemnification may be awarded by application to the appropriate judicial authority.  Application for such court-ordered indemnification may be made either in the civil action or proceeding in which the expenses were incurred or other amounts were paid or to the supreme court in a separate proceeding.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9.Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of  its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Marion, New York, on May 14, 2010.

SENECA FOODS CORPORATION

By:  /s/ Kraig H. Kayser
Kraig H. Kayser
President and Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Kraig H. Kayser and Roland E. Breunig, acting individually, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and one or more related registration statements to be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each attorney-in-fact and agent, full power and authority to do and perform each such and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and the foregoing Powers of Attorney have been signed by the following persons in the capacities indicated on May 14, 2010.
Signature	Title
/s/ Arthur S. Wolcott Arthur S. Wolcott	Chairman and Director
/s/ Kraig H. Kayser Kraig H. Kayser	President, Chief Executive Officer and Director
/s/ Roland E. Breunig Roland E. Breunig	Chief Financial Officer and Treasurer
/s/ Jeffrey L. Van Riper Jeffrey L. Van Riper	Vice President, Controller and Secretary (Principal Accounting Officer)
/s/ Arthur H. Baer Arthur H. Baer	Director
/s/ Robert T. Brady Robert T. Brady	Director
/s/ John P. Gaylord John P. Gaylord	Director
/s/ Susan A. Henry Susan A. Henry	Director
/s/ G. Brymer Humphreys G. Brymer Humphreys	Director
/s/ Thomas Paulson Thomas Paulson	Director
/s/ Susan W. Stuart Susan W. Stuart	Director

EXHIBIT INDEX

Exhibit Number                                Description

5	Opinion of Jaeckle Fleischmann & Mugel, LLP (filed herewith)

23.1	Consent of BDO Seidman, LLP (filed herewith)

23.2	Consent of Jaeckle Fleischmann & Mugel, LLP (included in Exhibit 5)

24.	Power of Attorney (included on signature page)

99.1	Seneca Foods Corporation Executive Profit Sharing Plan (filed herewith)

99.2	Seneca Foods Corporation Manager Profit Sharing Plan (filed herewith)